UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 Current Report




                PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)       January 5, 2004
                                                --------------------------------

Commission File Number:    000-17962


                         Applebee's International, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Delaware                                      43-1461763
  ----------------------------              ------------------------------------
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
   incorporation or organization)

          4551 W. 107th Street, Suite 100, Overland Park, Kansas 66207
 -------------------------------------------------------------------------------
              (Address of principal executive offices and zip code)

                                 (913) 967-4000
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


                                      None
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.           Other Events

On January 5, 2004, Applebee's International, Inc. (the "Company") issued a press release entitled "Applebee's International Names Dave Goebel as Chief Operating Officer; Steve Lumpkin appointed to Board of Directors; John Cywinski promoted to Executive Vice President". The press release is included below.


CONTACTS:
Laurie Ellison, Director of Communications, (913) 967-2718
Carol DiRaimo, Executive Director of Investor Relations, (913) 967-4109

     Applebee's International Names Dave Goebel as Chief Operating Officer;
                 Steve Lumpkin appointed to Board of Directors;
               John Cywinski promoted to Executive Vice President

OVERLAND PARK,  KAN.,  Jan. 5, 2004 - Applebee's  International,  Inc.  (Nasdaq:
APPB) today  announced the promotion of Dave Goebel to chief  operating  officer
(COO), effective immediately. Since last year, Goebel has served as executive vice president of operations for Applebee's International, Inc., the world's largest casual dining concept.

In addition to approving Goebel's promotion, the Applebee's board of directors appointed Steve Lumpkin, Applebee's chief financial officer, to an open seat on the board. With Lumpkin's appointment, the board now has seven outside directors and two inside directors, the other inside director being Lloyd L. Hill, chairman and chief executive officer. Lumpkin will stand for election at the annual stockholders' meeting in May 2004 and, if elected, will serve two years.

The board also approved the promotion of John Cywinski, chief marketing officer, to executive vice president.

"For several years, we have been relentless in our pursuit of the most disciplined, service-oriented and results-driven professionals in our industry," Hill said. "We are now realizing the fruits of those labors. Applebee's is rich with internal talent and depth. The strength and continuity in our leadership team has helped us stay focused on our business and drive the stellar results we've seen over the past year."

As COO, Goebel will be responsible for all aspects of restaurant operations for more than 1,500 domestic Applebee's restaurants, including company operations, franchise operations, supply chain management and restaurant development. The company estimates a potential of at least 2,300 restaurants in the United States. Applebee's development pace is unrivaled in the casual dining segment; in 2003, Applebee's opened 100 new restaurants, marking the eleventh consecutive year the company has opened 100 or more new restaurants.

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
Goebel named COO, add one


Goebel joined Applebee's in February 2001 as senior vice president of franchise operations. He was promoted to executive vice president of operations in December 2002. Prior to Applebee's, Goebel had nearly 30 years of general management experience, 22 of which were in the restaurant business. His entrepreneurial spirit twice led him to build his own business, complemented by tenure as an officer in several large foodservice organizations, primarily in operations and development.

"Dave Goebel knows operations from the ground up and has earned the respect of both our company and franchise operators, as well as our support staff," Hill said. "What makes Dave unique is that he encourages and inspires others to achieve both personal and professional growth through hard work, uncompromising integrity and true passion for service. I believe it is his type of uncommon leadership that can take an organization from good to great."

A graduate of the University of Notre Dame, Goebel did post-graduate work at Ohio State University. He has been married to his wife, Jan, for 29 years and is the father of six children. He coaches sports and is a board member and chair of two not-for-profit organizations.

"The past two years have been a period of remarkable growth and success for Applebee's," Goebel said. "I believe we can further extend our segment leadership by continuing our pursuit of operational excellence and by delivering superior, passionate service to every guest on every visit."

Lumpkin joined Applebee's in May 1995 as vice president and was promoted to executive vice president of strategic development in 1998, and chief development officer in 2001. In January 2002, he was named chief financial officer. In addition to leading the company's financial operations, Lumpkin is responsible for strategic planning, new growth development, legal, risk management and investor relations.

Cywinski joined Applebee's in July 2001. Prior to joining Applebee's, Cywinski served as vice president of brand strategy for McDonald's Corporation; president of Buena Vista Pictures Marketing, the motion picture division of the Walt Disney Company; and vice president of U.S. marketing for Burger King Corporation. He began his career with The Leo Burnett Advertising Agency.

As executive vice president and chief marketing officer, Cywinski leads the company's advertising, marketing, brand initiatives, and menu development and innovation. The company's effective media campaigns, which continue to help drive traffic and sales, are credited to Cywinski's innovation and creativity. In the area of menu development, over the past two years, more than 75 percent of the Applebee's menu is either new or improved.

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. As of Dec. 28, 2003, there were 1,585 Applebee's restaurants operating system-wide in 49 states and nine international counties. Additional information on Applebee's International can be found at the company's website (www.applebees.com).





                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              APPLEBEE'S INTERNATIONAL, INC.
                                              (Registrant)


Date:     January 5, 2004               By:/s/ Steven K. Lumpkin
         ---------------------                 -----------------------
                                               Steven K. Lumpkin
                                               Executive Vice President and
                                               Chief Financial Officer



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